EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER




                                 By and Between

                             WASHINGTON MUTUAL, INC.

                                       and

                                BANK UNITED CORP.



                           Dated as of August 18, 2000

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

1.    DEFINITIONS..............................................................1

      1.1   Defined Terms......................................................1
      1.2   Other Definitional Provisions......................................3

2.    THE MERGER...............................................................4

      2.1   The Merger.........................................................4
      2.2   Effective Time.....................................................4
      2.3   Effects of the Merger..............................................4
      2.4   Closing of the Merger..............................................4
      2.5   Conversion of Bank United Corp. Capital Stock......................4
      2.6   Dissenting Shares..................................................6
      2.7   Washington Mutual Common Stock; Washington Mutual Preferred Stock..7
      2.8   Options............................................................7
      2.9   Articles of Incorporation..........................................7
      2.10  Bylaws.............................................................8
      2.11  Board of Directors.................................................8
      2.12  Tax Consequences...................................................8
      2.13  Stock Option Agreement.............................................8
      2.14  Reservation of Right to Revise Structure...........................8

3.    EXCHANGE OF SHARES.......................................................9

      3.1   Washington Mutual to Make Shares Available.........................9
      3.2   Exchange of Shares.................................................9

4.    REPRESENTATIONS AND WARRANTIES OF BANK UNITED CORP......................11

      4.1   Corporate Organization............................................11
      4.2   Capitalization....................................................12
      4.3   Authority; No Violation...........................................14
      4.4   Consents and Approvals............................................15
      4.5   Reports...........................................................16
      4.6   Financial Statements..............................................16
      4.7   Broker's Fees.....................................................17
      4.8   Absence of Certain Changes or Events..............................17
      4.9   Legal Proceedings.................................................17
      4.10  Taxes.............................................................18
      4.11  Employees; Employee Benefit Plans.................................19
      4.12  SEC Reports.......................................................21
      4.13  Compliance with Applicable Law....................................21
      4.14  Certain Contracts.................................................21

      4.15  Agreements with Regulatory Agencies...............................22
      4.16  Undisclosed Liabilities...........................................22
      4.17  Anti-takeover Provisions..........................................23
      4.18  Bank United Corp. Information.....................................23
      4.19  Title to Property.................................................23
      4.20  Insurance.........................................................24
      4.21  Environmental Liability...........................................24
      4.22  Opinion of Financial Advisor......................................25
      4.23  Patents, Trademarks, Etc..........................................25
      4.24  Loan Matters......................................................25
      4.25  Community Reinvestment Act Compliance.............................26
      4.26  Labor Matters.....................................................26

5.    REPRESENTATIONS AND WARRANTIES OF WASHINGTON MUTUAL.....................27

      5.1   Corporate Organization............................................27
      5.2   Capitalization....................................................27
      5.3   Authority; No Violation...........................................28
      5.4   Consents and Approvals............................................29
      5.5   Reports...........................................................29
      5.6   Financial Statements..............................................29
      5.7   Broker's Fees.....................................................30
      5.8   Absence of Certain Changes or Events..............................30
      5.9   Legal Proceedings.................................................30
      5.10  Taxes.............................................................31
      5.11  SEC Reports.......................................................31
      5.12  Compliance with Applicable Law....................................31
      5.13  Agreements with Regulatory Agencies...............................31
      5.14  Undisclosed Liabilities...........................................32
      5.15  Rights Agreement; Anti-takeover Provisions........................32
      5.16  Washington Mutual Information.....................................32
      5.17  Environmental Liability...........................................33
      5.18  Opinion of Financial Advisor......................................33
      5.19  Community Reinvestment Act Compliance.............................33

6.    COVENANTS RELATING TO CONDUCT OF BUSINESS...............................34

      6.1   Conduct of Business Prior to the Effective Time...................34
      6.2   Bank United Corp. Forbearances....................................34
      6.3   No Fundamental Washington Mutual Changes..........................38

7.    ADDITIONAL AGREEMENTS...................................................38

      7.1   Regulatory Matters................................................38
      7.2   Access to Information.............................................39
      7.3   Stockholder Approval..............................................40
      7.4   Legal Conditions to Merger........................................40


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      7.5   Affiliates........................................................41
      7.6   Stock Exchange Listing............................................41
      7.7   Employees; Employee Benefit Plans.................................41
      7.8   Indemnification; Directors' and Officers' Insurance...............43
      7.9   Additional Agreements.............................................44
      7.10  Advice of Changes.................................................45
      7.11  Subsequent Interim and Annual Financial Statements................45
      7.12  CPR Trust.........................................................45
      7.13  Reorganization....................................................46
      7.14  Exemption from Liability Under Section 16(b)......................46
      7.15  Merger............................................................47

8.    CONDITIONS PRECEDENT....................................................47

      8.1   Conditions to Each Party's Obligation to Effect the Merger........47
      8.2   Conditions to Obligations of Washington Mutual....................48
      8.3   Conditions to Obligations of Bank United Corp.....................49

9.    TERMINATION AND AMENDMENT...............................................50

      9.1   Termination.......................................................50
      9.2   Effect of Termination.............................................52
      9.3   Amendment.........................................................53
      9.4   Extension; Waiver.................................................53

10.   GENERAL PROVISIONS......................................................54

      10.1  Nonsurvival of Representations, Warranties and Agreements.........54
      10.2  Expenses..........................................................54
      10.3  Notices...........................................................54
      10.4  Interpretation....................................................55
      10.5  Counterparts......................................................55
      10.6  Entire Agreement..................................................56
      10.7  Governing Law.....................................................56
      10.8  Severability......................................................56
      10.9  Publicity.........................................................56
      10.10 Assignment; Third Party Beneficiaries.............................57

EXHIBITS

      Exhibit 2.12 - Stock Option Agreement
      Exhibit 4.4 - Trust Agreement
      Exhibit 6.2(e) - Bonuses for Certain Employees
      Exhibit 8.2(f) - Commitment Agreement

                          AGREEMENT AND PLAN OF MERGER


            This AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2000 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), is entered into by and between WASHINGTON MUTUAL, INC., a Washington corporation ("Washington Mutual") and BANK UNITED CORP., a Delaware corporation ("Bank United Corp.").

            The respective Boards of Directors of each of Washington Mutual and Bank United Corp. have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

            Simultaneously with the execution of this Agreement, Washington Mutual is entering into employment agreements and litigation trustee agreements, as applicable, with each of the Bank United Corp. executives listed on Exhibit A hereto.

            Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.    DEFINITIONS

      1.1 Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

           Term                                  Section
           ----                                  -------

           401(k) Plan                           7.7(a)
           Agreement                             Preamble
           Articles of Amendment                 4.4
           Articles of Merger                    2.2
           Association Merger                    4.3(a)
           Bank United Corp.                     Preamble
           Bank United Corp. Capital Stock       2.5(b)
           Bank United Corp. Common Stock        2.5(a)
           Bank United Corp. Contract            4.14(a)
           Bank United Corp. Disclosure Schedule 4.2(a)
           Bank United Corp. Option              2.8
           Bank United Corp. PIES                2.5(b)
           Bank United Corp. Preferred Stock     4.2(a)
           Bank United Corp. Reports             4.12
           Bank United Corp. Stock Option Plans  2.8

           Term                                  Section
           ----                                  -------

           Business Day                          2.4
           Certificate of Merger                 2.2
           Certificates                          2.5(d)
           Claims                                7.8(a)
           Class B Common Stock                  4.2(a)
           Closing                               2.4
           Closing Date                          2.4
           Code                                  Preamble
           Commitment                            8.2(h)
           Common Certificate                    2.5(c)
           Confidentiality Agreement(s)          7.2(c)
           Controlled Entity                     4.2(b)
           CPR Certificates                      4.4
           CPR Trust                             4.4
           CPR Trust Registration Statement      4.4
           CRA                                   4.25
           Delaware Secretary                    2.2
           DGCL                                  2.1
           Dissenting Shares                     2.6
           DPC Shares                            2.5(e)
           Effective Time                        2.2
           Environmental Laws                    4.21
           ERISA                                 4.11(a)
           ERISA Affiliate                       4.11(a)
           Exchange Act                          4.6
           Exchange Agent                        3.1
           Exchange Fund                         3.1
           Exchange Ratio                        2.5(a)
           FDIC                                  4.1(d)
           FHLB                                  4.1(d)
           Freddie Mac                           4.24(d)
           GAAP                                  4.1(a)
           Ginnie Mae                            4.24(d)
           Governmental Entity                   4.4
           HOLA                                  4.1(a)
           Holdings                              4.1(c)
           HUD                                   4.24(d)
           Indemnified Parties                   7.8(a)
           Initial Termination Fee               9.2(b)
           Injunction                            8.1(f)
           Liens                                 4.2(b)
           Litigation                            4.4
           Loans                                 4.23(a)

           Term                                  Section
           ----                                  -------

           Material Adverse Effect               4.1(a)
           Merger                                2.1
           Merger Consideration                  2.13
           NYSE                                  3.2(e)
           OTS                                   4.1(d)
           PBGC                                  4.11(c)
           PIES Certificate                      2.5(d)
           Plans                                 4.11(a)
           Proxy Statement/Prospectus            4.4
           Regulatory Agreement                  4.15
           Representatives                       6.2(f)
           Requisite Regulatory Approvals        8.1(c)
           S-4                                   4.4
           SAIF                                  4.1(d)
           SEC                                   4.4
           Second Merger                         4.3(a)
           Securities Act                        4.12
           Stock Option Agreement                2.12
           Subsequent Termination Fee            9.2(b)
           Subsidiary                            2.5(a)
           Surviving Company                     2.1
           Takeover Proposal                     6.2(f)
           Tax Returns                           4.10(c)
           Taxes                                 4.10(b)
           Termination Fee                       9.2(b)
           Trust Account Shares                  2.5(e)
           Trust Agreement                       4.4
           Trust Indenture Act                   7.1(b)
           VA                                    4.24(d)
           Washington Mutual                     Preamble
           Washington Mutual Capital Stock       2.5(b)
           Washington Mutual Common Stock        2.5(a)
           Washington Mutual Disclosure Schedule 5.2
           Washington Mutual PIES                2.5(b)
           Washington Mutual Regulatory          5.13
             Agreement
           Washington Mutual Reports             5.11
           Washington Mutual Rights              2.5(a)
           Washington Mutual Rights Agreement    5.2
           Washington Secretary                  2.2
           WBCA                                  2.1

      1.2 Other Definitional Provisions. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.    THE MERGER

      2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the "WBCA") and the Delaware General Corporation Law (the "DGCL") at the Effective Time (as defined in Section 2.2 hereof), Bank United Corp. shall merge (the "Merger") with and into Washington Mutual. Washington Mutual shall be the surviving corporation (hereinafter sometimes called the "Surviving Company") in the Merger, and shall continue its corporate existence under the laws of the State of Washington. The name of the Surviving Company shall be Washington Mutual, Inc. Upon consummation of the merger, the separate corporate existence of Bank United Corp. shall terminate.

      2.2 Effective Time. The Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") which shall be filed with the Secretary of State of the State of Washington (the "Washington Secretary") and in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary"), on the Closing Date (as defined in Section 2.4 hereof). The term "Effective Time" shall mean the time on the Closing Date when the Merger becomes effective, as set forth in the Articles of Merger and the Certificate of Merger.

      2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Chapter 11 of the WBCA and Section 259 of the DGCL.

      2.4 Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 9:00 a.m. Pacific time, on a date to be specified by the parties, which shall be the first Business Day which is at least five Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the "Closing Date"). For purposes of this Agreement, a "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Washington Secretary or the Delaware Secretary is closed.

      2.5 Conversion of Bank United Corp. Capital Stock. At the Effective Time, without any action on the part of Washington Mutual, Bank United Corp. or the holder of any of the shares of common stock of Bank United Corp., the Merger shall be effected in accordance with the following terms:

           (a) Each share of the Class A common stock, par value $0.01 per share, of Bank United Corp. (the "Bank United Corp. Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 2.6), if any, and shares of Bank United Corp. Common Stock held (x) in Bank United Corp.'s treasury or (y) directly by Washington Mutual (except for Trust Account Shares and DPC Shares, as such terms are defined below)) shall be converted into the right to receive 1.3 shares (the "Exchange Ratio") of common stock, no par value, of Washington Mutual ("Washington Mutual Common Stock"), together with the number of rights ("Washington Mutual Rights") issued pursuant to the

Washington Mutual Rights Agreement (as defined in Section 5.2 hereof) associated therewith. For purposes of this Agreement, "Subsidiary" means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity that is consolidated with such person for financial reporting purposes.

           (b) Each share of Bank United Corp.'s 8% Corporate Premium Income Equity Securities (including the shares of Redeemable Preferred Stock Series B of Bank United Corp. issued and outstanding in connection therewith, the "Bank United Corp. PIES") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Washington Mutual's 8% Corporate Premium Income Equity Securities (including the shares of preferred stock of Washington Mutual to be issued and outstanding in connection therewith, the "Washington Mutual PIES"). The terms of the Washington Mutual PIES shall be substantially the same as the terms of the Bank United Corp. PIES. For purposes of this Agreement, (i) the Bank United Corp. Common Stock and Bank United Corp. PIES are sometimes collectively referred to herein as the "Bank United Corp. Capital Stock" and (ii) the Washington Mutual Common Stock and Washington Mutual PIES and sometimes collectively referred to herein as the "Washington Mutual Capital Stock."

           (c) All of the shares of Bank United Corp. Common Stock converted into the right to receive the Washington Mutual Common Stock pursuant to this
Section 2.5 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Certificate") previously representing any such shares shall thereafter represent solely the right to receive (i) a certificate representing the number of whole shares of Washington Mutual Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Bank United Corp. Common Stock represented by such Common Certificate have been converted pursuant to this
Section 2.5 and Section 3.2 hereof. Common Certificates previously representing shares of Bank United Corp. Common Stock shall be exchanged for certificates representing shares of Washington Mutual Common Stock upon the surrender of such Common Certificates in accordance with Section 3.2 hereof, without any interest thereon.

           (d) All of the shares of Bank United Corp. PIES converted into the right to receive Washington Mutual PIES pursuant to this Section 2.5 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "PIES Certificate," and collectively with the Common Certificates, the "Certificates") previously representing any such shares of Bank United Corp. PIES shall thereafter represent the right to receive a certificate representing the number of shares of corresponding Washington Mutual PIES into which the shares of Bank United Corp. PIES represented by such PIES Certificate have been converted pursuant to this Section 2.5. PIES Certificates previously representing shares of Bank United Corp. PIES shall be exchanged for certificates representing shares of corresponding Washington Mutual PIES issued in consideration therefor upon the surrender of such PIES Certificates in accordance with Section 3.2 hereof, without any interest thereon.

           (e) At the Effective Time, all shares of Bank United Corp. Capital Stock that are owned by Bank United Corp. as treasury stock and all shares of Bank United Corp. Capital Stock that are owned directly or indirectly by Washington Mutual or Bank United Corp. or any of their respective Subsidiaries (other than shares of Bank United Corp. Capital Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity that are beneficially owned by third parties (any such shares being referred to herein as "Trust Account Shares") and other than any shares of Bank United Corp. Capital Stock held by Washington Mutual or Bank United Corp. or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Bank United Corp. Capital Stock being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no capital stock or warrants of Washington Mutual or other consideration shall be delivered in exchange therefor.

           (f) If prior to the Effective Time the outstanding shares of Bank United Corp. Common Stock or the outstanding shares of Washington Mutual Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Bank United Corp.'s capitalization or Washington Mutual's capitalization, respectively, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

      2.6 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, the shares of Bank United Corp. Common Stock issued and outstanding immediately prior to the Effective Time held by holders (if any) who have not voted in favor of the Merger or consented thereto in writing and who are eligible to and who have demanded appraisal rights (if any) with respect thereto in accordance with Section 262 of the DGCL and, as of the Effective Time, shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment (if any) under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive shares of Washington Mutual Common Stock as described in Section 2.5, but holders of such shares shall instead be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of such Section 262, except that any Dissenting Shares held by a holder which shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under Section 262 of the DGCL shall thereupon be deemed to have been converted into the right to receive shares of Washington Mutual Common Stock as described in Section 2.5, without interest thereon. In addition, to the extent required under the DGCL, holders of Dissenting Shares which have perfected and have not effectively withdrawn or lost their rights to appraisal and payment under Section 262 of the DGCL shall be required to surrender all CPR Certificates relating to the Dissenting Shares. Bank United Corp. shall give Washington Mutual (i) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by Bank United Corp. relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Bank United Corp. shall not, except with the prior written consent of Washington Mutual, voluntarily make any payment with respect to any demands for appraisals of capital stock of Bank United Corp., offer to settle or settle any such demands or approve any withdrawal of any such demands.

      2.7 Washington Mutual Common Stock; Washington Mutual Preferred Stock. At and after the Effective Time, each share of Washington Mutual Common Stock and each share of any preferred stock of Washington Mutual issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of Washington Mutual and shall not be affected by the Merger.

      2.8 Options. At the Effective Time, each option granted by Bank United Corp. to purchase shares of Bank United Corp. Common Stock (each a "Bank United Corp. Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Bank United Corp. Common Stock and shall be converted automatically into (i) the right to receive, upon exercise of the option, one CPR Certificate for each share of Bank United Corp. Common Stock that would have been issuable upon exercise in full of such Bank United Corp. Option and (ii) an option to purchase shares of Washington Mutual Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Bank United Corp. 1999 Stock Incentive Plan, as amended to date, the Bank United Corp. 1996 Stock Incentive Plan, as amended to date, the Bank United Corp. 2000 Stock Incentive Plan, as amended to date, the Executive Management Compensation Program, as amended to date or the Bank United Corp. Director Stock Plan, as amended to date, as applicable (collectively, the "Bank United Corp. Stock Option Plans"), and the agreements evidencing grants thereunder):

           (a) the number of shares of Washington Mutual Common Stock to be subject to the new option shall be equal to the product of the number of shares of Bank United Corp. Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Washington Mutual Common Stock resulting from such multiplication shall be rounded to the nearest share; and

           (b) the exercise price per share of Washington Mutual Common Stock under the new option shall be equal to the exercise price per share of Bank United Corp. Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

      In the case of any options which are "incentive stock options" (as defined in Section 422 of the Code), the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. The duration and other terms of each new option shall be the same as the applicable original option except that all references to Bank United Corp. shall be deemed to be references to Washington Mutual.

      2.9 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Washington Mutual, as in effect immediately prior to the Effective Time, shall be the Articles of

Incorporation of the Surviving Company, until thereafter amended in accordance with applicable law.

      2.10 Bylaws. At the Effective Time, the Bylaws of Washington Mutual, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

      2.11 Board of Directors. The directors of Washington Mutual immediately prior to the Effective Time shall continue to be the directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

      2.12 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code.

      2.13 Stock Option Agreement. As an inducement to Washington Mutual to continue to pursue the transactions contemplated by this Agreement, Bank United Corp. is granting to Washington Mutual an option pursuant to the Stock Option Agreement in the form of Exhibit 2.12 hereto (the "Stock Option Agreement").

      2.14 Reservation of Right to Revise Structure. Washington Mutual may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including, without limitation, to provide for a merger of Bank United Corp. with a wholly-owned subsidiary of Washington Mutual; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be received by holders of Bank United Corp. Capital Stock under this Agreement (the "Merger Consideration"), or (B) adversely affect the anticipated tax consequences of the Merger to the holders of Bank United Corp. Capital Stock as a result of receiving the Merger Consideration, or (C) materially impede or delay consummation of the Merger. In the event Washington Mutual elects to make such a change, the parties agree to execute appropriate documents to reflect the change.


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


3.    EXCHANGE OF SHARES

      3.1 Washington Mutual to Make Shares Available. At or prior to the Effective Time, Washington Mutual shall deposit, or shall cause to be deposited, with either a bank or trust company reasonably acceptable to each of Washington Mutual and Bank United Corp. or with Washington Mutual's transfer agent (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Section 3, certificates representing the shares of Washington Mutual Common Stock and Washington Mutual PIES and an estimated amount of cash that may be payable in lieu of any fractional shares (such cash (plus any additional cash necessary if the estimated amount of cash is insufficient to pay in lieu of fractional share interests) and, certificates for shares of Washington Mutual Common Stock and Washington Mutual PIES, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.5 and paid pursuant to Section 3.2(a) in exchange for outstanding shares of Bank United Corp. Capital Stock.

      3.2   Exchange of Shares.

           (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing, as the case may be, the shares of Washington Mutual Common Stock or Washington Mutual PIES and cash in lieu of fractional shares of Washington Mutual Common Stock, if any, into which the shares of Bank United Corp. Capital Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Washington Mutual Common Stock to which such former holder of Bank United Corp. Common Stock shall have become entitled pursuant to the provisions of Section 2 hereof, and (ii) a certificate representing that number of shares of Washington Mutual PIES to which such former holder of Bank United Corp. PIES shall have become entitled pursuant to the provisions of Section 2 hereof and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of Washington Mutual Common Stock, which such former holder has the right to receive in respect of the Common Certificate surrendered pursuant to the provisions of this Section 3, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

           (b) No dividends or other distributions with a record date after the Effective Time with respect to Washington Mutual Common Stock or Washington Mutual PIES shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this
Section 3. After the surrender of a Certificate in accordance with this Section 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Washington Mutual Common Stock or Washington
Mutual PIES represented by such Certificate.

           (c) If any certificate representing shares of Washington Mutual Common Stock or Washington Mutual PIES is to be issued in the name of other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Washington Mutual Common Stock or Washington Mutual PIES in the name of and payment of cash to any person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

           (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Bank United Corp. of the shares of Bank United Corp. Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Washington Mutual Capital Stock as provided in this Section 3.

           (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Washington Mutual Common Stock shall be issued upon the surrender for exchange of Common Certificates, no dividend or distribution with respect to Washington Mutual Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Washington Mutual. In lieu of the issuance of any such fractional share, Washington Mutual shall pay to each former holder of Bank United Corp. Common Stock who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing prices of Washington Mutual Common Stock on The New York Stock Exchange ("NYSE") as reported by the Wall Street Journal for the five trading days immediately preceding the Closing Date by (ii) the fraction of a share of Washington Mutual Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.5 hereof. For purposes of determining any such fractional share interests, all shares of Bank United Corp. Common Stock beneficially owned by any Bank United Corp. stockholder shall be combined so as to calculate the maximum number of shares of Washington Mutual Common Stock issuable to such holder of Bank United Corp. Common Stock.

           (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Bank United Corp. for twelve months after the Effective Time shall be paid, at the request of Washington Mutual, to Washington Mutual. Any stockholders of Bank United Corp. who have not theretofore complied with this
Section 3 shall thereafter look only to Washington Mutual for payment of the shares of Washington Mutual Common Stock,

Washington Mutual PIES, cash in lieu of any fractional shares and unpaid dividends and distributions on the Washington Mutual Common Stock or Washington Mutual PIES, as the case may be, deliverable in respect of each share of Bank United Corp. Common Stock or Bank United Corp. PIES, as the case may be, held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Washington Mutual, Bank United Corp., the Exchange Agent or any other person shall be liable to any former holder of shares of Bank United Corp. Common Stock or Bank United Corp. PIES, for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

           (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Washington Mutual, the posting by such person of a bond in such amount as Washington Mutual may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Washington Mutual Common Stock and cash in lieu of fractional shares or the Washington Mutual PIES, as the case may be, deliverable in respect thereof pursuant to this Agreement.

4.    REPRESENTATIONS AND WARRANTIES OF BANK UNITED CORP.

           Bank United Corp. hereby represents and warrants to Washington Mutual as follows:

      4.1   Corporate Organization.

           (a) Bank United Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Bank United Corp. has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Bank United Corp. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Bank United Corp., Washington Mutual or the Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations, financial condition or prospects of such party and its Subsidiaries taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking, savings association and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles ("GAAP") or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (iii) the announcement of this Agreement or action or omission of Bank United Corp. or Washington Mutual or any Subsidiary of either of them taken in accordance with this Agreement or with the prior written consent of Washington Mutual or Bank United Corp., as applicable, in contemplation of the transactions contemplated by this Agreement and (iv) any changes in general economic conditions affecting banks, savings associations, or their holding companies generally, provided that the effect of such changes described in this clause (iv) (including, without limitation, changes in the interest rates) shall not be excluded to the extent of the disproportionate impact (if any) they have on such person. Bank United Corp. is duly registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"), and qualifies as a savings and loan holding company of the type described in Section 10(c)(3)(A) of HOLA. The copies of the Certificate of Incorporation and Bylaws of Bank United Corp. which have previously been made available to Washington Mutual are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

           (b) Each Subsidiary of Bank United Corp. (i) is duly organized and validly existing as a corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bank United Corp., and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

           (c) LBW Holdings, Inc. ("Holdings") is duly registered as a savings and loan holding company under HOLA and qualifies as a savings and loan holding company of the type described in Section 10(c)(3)(A) of HOLA.

           (d) Except for its ownership of Bank United of Texas, Bank United Corp. does not own any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). Bank United of Texas is a qualified thrift lender pursuant to Section 10(m) of HOLA and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund ("SAIF") to the fullest extent permitted by law. Bank United of Texas is a member in good standing of the Federal Home Loan Bank ("FHLB") of Dallas. Bank United of Texas has not been advised by the Office of Thrift Supervision ("OTS") that it does not qualify as a savings association described in Section 10(c)(3)(B)(i) of HOLA.

      4.2   Capitalization.

           (a) The authorized capital stock of Bank United Corp. consists of 40,000,000 shares of Bank United Corp. Common Stock, 40,000,000 shares of Class B common stock, par value $0.01 per share, of Bank United Corp. (the "Class B Common Stock") and 10,000,000 shares of preferred stock, par value $0.01 per share, of Bank United Corp. (the "Bank United Corp. Preferred Stock"). At the close of business on July 31, 2000, there were 32,476,697 shares of Bank United Corp. Common Stock outstanding, 2,000,000 shares of Bank United Corp.

Redeemable Preferred Stock Series B (issued in connection with the Bank United Corp. PIES) outstanding and 21,216 shares of Bank United Corp. Common Stock held in Bank United Corp.'s treasury. No other shares of Bank United Corp. Common Stock, Bank United Corp. Preferred Stock or Class B Common Stock were outstanding. As of July 31, 2000, no shares of Bank United Corp. Common Stock or Bank United Corp. Preferred Stock were reserved for issuance, except for 4,636,091 shares of Bank United Corp. Common Stock reserved for issuance upon the exercise of stock options pursuant to the Bank United Corp. Stock Option Plans and 6,462,862 shares of Bank United Corp. Common Stock reserved for issuance upon exercise of the Option (as defined in the Stock Option Agreement). All of the issued and outstanding shares of Bank United Corp. Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in
Section 4.2(a) of the disclosure schedule of Bank United Corp. delivered to Washington Mutual concurrently herewith (the "Bank United Corp. Disclosure Schedule"), (ii) pursuant to the Option, (iii) pursuant to the Bank United Corp. PIES and (iv) as set forth elsewhere in this Section 4.2(a), Bank United Corp. does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bank United Corp. Common Stock or Bank United Corp. Preferred Stock or any other equity securities of Bank United Corp. or any securities representing the right to purchase or otherwise receive any shares of Bank United Corp. capital stock (including, without limitation, any rights plan or agreement). Except as set forth in Section 4.2(a) of the Bank United Corp. Disclosure Schedule, since July 31, 2000, Bank United Corp. has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options granted prior to such date, as would be permitted under
Section 6.2 or upon the exercise of the Option.

           (b) Section 4.2(b) of the Bank United Corp. Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each entity in which Bank United Corp. beneficially owns or controls, directly or indirectly, any equity interest (regardless of whether such entity is a Subsidiary) (a "Controlled Entity") that is a Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X) of Bank United Corp. Each Controlled Entity in which Bank United Corp. or any Bank United Corp. Subsidiary beneficially owns or controls, directly or indirectly, more than 9.9% equity interest is a legal investment for a unitary savings and loan holding company and, with respect to those owned by Bank United of Texas, for a federal savings association. Except as set forth in Section 4.2(b) of the Bank United Corp. Disclosure Schedule, Bank United Corp. owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Bank United Corp.'s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Bank United Corp. nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Bank United Corp. or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

           (c) Except as disclosed in Section 4.2(c) of the Bank United Corp. Disclosure Schedule and for the ownership of Bank United Corp.'s Subsidiaries, neither Bank United Corp. nor any of its Controlled Entities beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any depository institution (as defined in 12 U.S.C.
Section 1813(c)), corporation, firm, partnership, joint venture or other entity.

      4.3   Authority; No Violation.

           (a) Bank United Corp. has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Bank United Corp. Subject to the terms and conditions of this Agreement, the Board of Directors of Bank United Corp. has resolved to submit the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement and the transactions contemplated hereby to Bank United Corp.'s stockholders for approval at a meeting of such stockholders and, except for the adoption of such agreement of merger by the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of Bank United Corp. Common Stock, no other corporate proceedings on the part of Bank United Corp. are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Bank United Corp. and (assuming due authorization, execution and delivery by Washington Mutual) each constitutes a valid and binding obligation of Bank United Corp., enforceable against Bank United Corp. in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Bank United Corp. acknowledges that Washington Mutual may elect at or promptly after the Effective Time to cause the merger of Holdings and one of Washington Mutual's wholly owned Subsidiaries (the "Second Merger") and the merger of Bank United of Texas and Washington Mutual Bank, FA, a wholly owned depository institution subsidiary of Washington Mutual (the "Association Merger"); provided, however, that Washington Mutual agrees that the structure of the Second Merger and the Association Merger shall not adversely affect the ability of the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. Holdings and Bank United of Texas each has full corporate power and authority to consummate the Second Merger and the Association Merger, respectively.

           (b) Except as set forth in Section 4.3(b) of the Bank United Corp. Disclosure Schedule, neither the execution and delivery of this Agreement or the Stock Option Agreement by Bank United Corp. nor the consummation by Bank United Corp. of the transactions contemplated hereby or thereby, nor compliance by Bank United Corp. with any of the terms or provisions hereof or thereof, nor the consummation of the Second Merger or the Association

Merger will (i) violate any provision of the Certificate of Incorporation or Bylaws of Bank United Corp. or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in
Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bank United Corp. or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Bank United Corp. or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bank United Corp. or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Bank United Corp.

      4.4 Consents and Approvals. Except for (i) the approval of the Merger, the Second Merger and the Association Merger by the OTS, (ii) approval of the listing of the Washington Mutual Common Stock and Washington Mutual PIES to be issued in the Merger on NYSE, (iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Bank United Corp.'s stockholders to be held to vote on approval of this Agreement and the Merger (the "Proxy Statement/Prospectus") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iv) the filing with the SEC by the trust (the "CPR Trust") to be established and operated by Bank United Corp. pursuant to the declaration of trust substantially in the form of Exhibit 4.4 hereto (the "Trust Agreement") prior to the Effective Time for the purpose of managing the Litigation (as defined below) and administering the proceeds, if any, received by Bank United of Texas (or any other successor) as a result of the Litigation and declaration of effectiveness of the registration statement on Form S-1 or other applicable form, which may be the S-4 if permitted by applicable law (the "CPR Trust Registration Statement") in connection with the distribution of the certificates (the "CPR Certificates") which represent assignable and beneficial interests in the assets of the CPR Trust, and any filings or approvals under applicable state securities laws, (v) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the Certificate of Merger with the DELAWARE Secretary pursuant to the DGCL, (vi) the filing of Articles of Amendment to Washington Mutual's Articles of Incorporation (the "Articles of Amendment") by Washington Mutual with the Washington Secretary pursuant to the WBCA to provide for the terms of the Washington Mutual Preferred Stock, (vii) the adoption of the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement by the requisite votes of the stockholders of Bank United Corp.,
(viii) the consents and approvals set forth in Section 4.4 of the Bank United Corp. Disclosure Schedule, and (ix) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to obtain will not have and would not be reasonably expected to have, individually or in the aggregate, a

Material Adverse Effect, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by Bank United Corp. of this Agreement and
(B) the consummation by Bank United Corp. of the Merger and the other transactions contemplated hereby. The "Litigation" means the case brought by Bank United Corp., Bank United of Texas and Hyperion Partners L.P. against the United States government relating to the failure to abide by certain forbearances and commitments made by the United States government in 1988, in connection with Bank United Corp.'s acquisition of Bank United of Texas in 1988.

      4.5 Reports. Bank United Corp. and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since October 1, 1997 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Bank United Corp. and its Subsidiaries or as set forth in Section
4.5 of the Bank United Corp. Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Bank United Corp., threatened an investigation into the business or operations of Bank United Corp. or any of its Subsidiaries since October 1, 1997. Except as set forth in Section
4.5 of the Bank United Corp. Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Bank United Corp. or any of its Subsidiaries.

      4.6 Financial Statements. Bank United Corp. has previously made available to Washington Mutual copies of (a) the consolidated statements of financial conditions of Bank United Corp. and its Subsidiaries, as of September 30, for the fiscal years 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in Bank United Corp.'s Annual Report on Form 10-K for the fiscal year ended September 30, 1999 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG LLP, independent auditors with respect to Bank United Corp., and (b) the unaudited consolidated statements of financial condition of Bank United Corp. and its Subsidiaries as of March 31, 1999 and March 31, 2000, and the related unaudited consolidated statements of operations, stockholders, equity and cash flows for the three-month periods then ended, as reported in Bank United Corp.'s Quarterly Report on Form 10-Q for the period ended March 31, 2000, filed with the SEC under the Exchange Act. Each of the financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.11(a) hereof (including the related notes, where applicable) will fairly present, (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Bank United Corp. and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.11(a) hereof (including the related notes, where applicable) will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.11(a) (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Bank United Corp. and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

      4.7 Broker's Fees. Except as set forth in Section 4.7 of the Bank United Corp. Disclosure Schedule, neither Bank United Corp. nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 4.7 of the Bank United Corp. Disclosure Schedule have previously been furnished to Washington Mutual.

      4.8   Absence of Certain Changes or Events.

           (a) Except as publicly disclosed in the Bank United Corp. Reports (as defined in Section 4.12) filed prior to the date hereof, or as set forth in
Section 4.8(a) of the Bank United Corp. Disclosure Schedule, since
September 30, 1999, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bank United Corp.

           (b) Except as publicly disclosed in the Bank United Corp. Reports filed prior to the date hereof, as set forth in Section 4.8(b) of the Bank United Corp. Disclosure Schedule or as contemplated by this Agreement or permitted under Section 6.2, since September 30, 1999, Bank United Corp. and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither Bank United Corp. nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer or director, other than persons newly hired for or promoted to such position, from the amount thereof in effect as of September 30, 1999 or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case to any such officer or director, other than pursuant to preexisting agreements, arrangements or bonus plans, or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

      4.9   Legal Proceedings.

           (a) Except as set forth in Section 4.9(a) of the Bank United Corp. Disclosure Schedule, neither Bank United Corp. nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Bank United Corp.'s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Bank United Corp. or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Bank United Corp.

           (b) Except as set forth in Section 4.9(b) of the Bank United Corp. Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Bank United Corp., any of its Subsidiaries or the assets of Bank United Corp. or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Bank United Corp. or the Surviving Company.

      4.10  Taxes.

           (a) Except as set forth in Section 4.10(a) of the Bank United Corp. Disclosure Schedule: (x) each of Bank United Corp. and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Bank United Corp. (in accordance with GAAP) for all Taxes (as hereinafter defined) related to such Tax Returns; (y) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to Bank United Corp. or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either Bank United Corp. or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings for which reserves adequate in accordance with GAAP have been provided.

           (b) For purposes of this Agreement, "Taxes" shall mean (x) all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto, and (y) any liability with respect to the foregoing, as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a result of any transferee liability in respect of the foregoing, as a result of any agreements, or otherwise by operation of law.

           (c) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including without limitation all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

           (d) Except as set forth in Section 4.10(d) of the Bank United Corp. Disclosure Schedule, neither Bank United Corp. nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

           (e) Neither Bank United Corp. nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

           (f) Bank United Corp. is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      4.11  Employees; Employee Benefit Plans.

           (a) Section 4.11(a) of the Bank United Corp. Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, severance, employment, change-in-control, health/welfare and Section 125 plans, fringe benefit, bonus, incentive, deferred compensation and other agreements, programs, policies and arrangements, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained or contributed to as of the date of this Agreement (the "Plans") by Bank United Corp. or any of its Subsidiaries or by any trade or business, whether or not incorporated (an
"ERISA Affiliate"), all of which together with Bank United Corp. would be deemed a "single employer' within the meaning of Section 4001 of ERISA.

           (b) Bank United Corp. has previously made available to Washington Mutual true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial reports for each Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each Plan.

           (c) Except as set forth in Section 4.11(c) of the Bank United Corp. Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service or will be submitted for such determination within the applicable remedial amendment period, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Bank United Corp., its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Bank United Corp., its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary),
(v) no liability under Title IV of ERISA has been incurred by

Bank United Corp., its Subsidiaries or any ERISA Affiliate that has not been satisfied in full (other than payment of premiums not yet due to the Pension Benefit Guaranty Corporation (the "PBGC")), and no condition exists that presents a material risk to Bank United Corp., its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Bank United Corp. or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Bank United Corp., its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Bank United Corp., its Subsidiaries or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) there are no pending, or, to the knowledge of Bank United Corp., threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Bank United Corp.

           (d) Except as set forth in Section 4.11(d) of the Bank United Corp. Disclosure Schedule, no Plan exists which provides for or could result in the payment to any Bank United Corp. employee of any money or other property or rights or accelerate the vesting or payment of such amounts or rights to any Bank United Corp. employee as a result of the transactions contemplated by this Agreement, including the Merger, whether or not such payment or acceleration would constitute a parachute payment within the meaning of Code Section 280G. Except as set forth in Section 4.11(d) of the Bank United Corp. Disclosure Schedule, since September 30, 1999, neither Bank United Corp. nor any of its Subsidiaries has taken any action that would result in the payment of any amounts, or the accelerated vesting of any rights or benefits, under any Plan set forth in Section 4.11(d) of the Bank United Corp. Disclosure Schedule.

           (e) To the best knowledge of Bank United Corp., (i) except as set forth in Section 4.11(e) of the Bank United Corp. Disclosure Schedule, neither Bank United Corp. nor any of its Subsidiaries is a party to or is bound by any written contract or arrangement with respect to the employment or compensation of any (x) consultants receiving in excess of $100,000 annually and (y) employees receiving compensation (salary, bonus and commission) in excess of $250,000 annually, and (ii) except as provided under the Plans set forth in Sections 4.11(d) and (e) of the Bank United Corp. Disclosure Schedule and other agreements or arrangements set forth in Sections 4.11(d) and (e) of the Bank United Corp. Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Bank United Corp. or any Subsidiary to any officer or employee thereof. Bank United Corp. has previously delivered or made available to Washington Mutual true and complete copies of all consulting agreements calling for payments in excess of $150,000 annually, and employment and deferred compensation agreements (or forms thereof) providing for compensation (salary, bonus and commission) in excess of $250,000 annually that are in writing to which Bank United Corp. or any of its Subsidiaries is a party.

           (f) Except as set forth in Section 4.11(f) of the Bank United Corp. Disclosure Schedule, no current employee of Bank United Corp. or any of its Subsidiaries received aggregate remuneration (bonus, salary and commission) in excess of $250,000 for 1999 or would reasonably be expected to receive aggregate remuneration (excluding severance or other payments which, pursuant to an agreement or arrangement set forth in Section 4.11(e) of the Bank United Corp. Disclosure Schedule, are made as a result of consummation of the transactions contemplated by this Agreement, either alone or upon the occurrence of any additional acts or events) in excess of $250,000 in 2000.

      4.12 SEC Reports. Bank United Corp. has previously made available to Washington Mutual an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since October 1, 1997 and prior to the date hereof by Bank United Corp. or any of its Subsidiaries with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Bank United Corp. Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Bank United Corp. and its Subsidiaries have timely filed all Bank United Corp. Reports and other documents required to be filed by them under the Securities Act and the Exchange Act, and, as of their respective dates, all Bank United Corp. Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

      4.13 Compliance with Applicable Law. Except as disclosed in Section 4.13 of the Bank United Corp. Disclosure Schedule, Bank United Corp. and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Bank United Corp. or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Bank United Corp., and neither Bank United Corp. nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Bank United Corp.

      4.14  Certain Contracts.

           (a) Except as publicly disclosed in the Bank United Corp. Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the Bank United Corp. Disclosure Schedule, neither Bank United Corp. nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which limits the freedom of Bank United Corp. or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or

(iii) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Bank United Corp. Reports filed prior to the date hereof or set forth in Section 4.14(a) of the Bank United Corp. Disclosure Schedule, is referred to herein as a "Bank United Corp. Contract," and neither Bank United Corp. nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Bank United Corp. Bank United Corp. has made available all contracts which involved payments by Bank United Corp. or any of its Subsidiaries in fiscal year 1999 of more than $500,000 or which could reasonably be expected to involve payments during fiscal year 2000 of more than $500,000, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $50,000 and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2.

           (b) Except as set forth in Section 4.14(b) of the Bank United Corp. Disclosure Schedule, (i) each Bank United Corp. Contract is valid and binding on Bank United Corp. and in full force and effect, and, to the knowledge of Bank United Corp., is valid and binding on the other parties thereto, (ii) Bank United Corp. and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Bank United Corp. Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Bank United Corp. or any of its Subsidiaries under any such Bank United Corp. Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Bank United Corp.

      4.15  Agreements with Regulatory Agencies. Except as set forth in
Section 4.15 of the Bank United Corp. Disclosure Schedule, neither Bank United Corp. nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Bank United Corp. Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit policies, its management or its business, nor has Bank United Corp. or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

      4.16 Undisclosed Liabilities. Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Bank United Corp. included in the Bank United Corp. Form 10-Q for the quarter ended March 31, 2000 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2000, neither Bank United Corp. nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all the liabilities not described in clause
(i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Bank United Corp.

      4.17 Anti-takeover Provisions. The Board of Directors of Bank United Corp. has taken all necessary action so that the provisions of Section 203 of the DGCL, any applicable provisions of the takeover laws of the State of Texas, the provisions of Section 2.11 of the Bylaws of Bank United Corp. and the provisions of Article 4, Section 4 of the Certificate of Incorporation of Bank United Corp. do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby, the Stock Option Agreement or the exercise of the Option.

      4.18 Bank United Corp. Information. The information relating to Bank United Corp. and its Subsidiaries to be provided by Bank United Corp. for inclusion in the Proxy Statement/Prospectus, the S-4 and the CPR Trust Registration Statement, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Washington Mutual or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The CPR Trust Registration Statement (except for such portions thereof as relate only to Washington Mutual or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

      4.19  Title to Property.

           (a) Real Property. Except as disclosed on Section 4.19(a) of the Bank United Corp. Disclosure Schedule, Bank United Corp. and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Bank United Corp. and its Subsidiaries are in substantially good condition and repair except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on Bank United Corp.

           (b) Personal Property. Bank United Corp. and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them on the date hereof, free and clear of all Liens except as publicly disclosed in the Bank United Corp. Reports filed prior to the date hereof or as disclosed on
Section 4.19(b) of the Bank United Corp. Disclosure Schedule or as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on Bank United Corp. With respect to personal property used in the business of Bank United Corp. and its Subsidiaries which is leased rather than owned, neither Bank United Corp.

nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would have a Material Adverse Effect on Bank United Corp.

           (c) Leased Property. All leases of real property and all other leases material to Bank United Corp. and its Subsidiaries under which Bank United Corp. or a Subsidiary, as lessee, leases real or personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by Bank United Corp. or such Subsidiary or any event which with notice or lapse of time would constitute such a default, and Bank United Corp. or such Subsidiary quietly enjoys the premises provided for in such lease except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on Bank United Corp.

      4.20 Insurance. Bank United Corp. and is Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Bank United Corp. reasonably has determined to be prudent in accordance with industry parties. Section 4.20 of the Bank United Corp. Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of the Bank United Corp. and its Subsidiaries (other than insurance policies under which Bank United Corp. or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans). Bank United Corp. and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on
Section 4.20 of the Bank United Corp. Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of Bank United Corp. and its Subsidiaries, Bank United Corp. or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

      4.21 Environmental Liability. Except as set forth in Section 4.21 of the Bank United Corp. Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Bank United Corp. or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of Bank United Corp., threatened against Bank United Corp. or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Bank United Corp. To the knowledge of Bank United Corp., there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Bank United Corp. To the knowledge of Bank United Corp., during or prior to the period of (i) its or any of its Subsidiaries, ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries, participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Bank United Corp. Neither Bank United Corp. nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Bank United Corp.

      4.22 Opinion of Financial Advisor. Bank United Corp. has received the opinion of Goldman, Sachs & Co., dated August 18, 2000, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the holders of Bank United Corp. Common Stock.

      4.23 Patents, Trademarks, Etc. Bank United Corp. and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use, all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed on Section 4.23 of the Bank United Corp. Disclosure Schedule, neither Bank United Corp. nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Bank United Corp. nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

      4.24  Loan Matters.

           (a) (i) Section 4.24(a) of the Bank United Corp. Disclosure Schedule sets forth all evidences of indebtedness reflected as assets on the books and records of Bank United Corp. and its Subsidiaries ("Loans") by Bank United Corp. and its Subsidiaries to executive officers (as such term is defined in Part 215 of Title 12 of the Code of Federal Regulations) of Bank United Corp. or any of its Subsidiaries; (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) except as listed on Section 4.24(a) of the Bank United Corp. Disclosure Schedule, all such Loans are and were made in compliance in all material respects with all applicable federal laws and regulations.

           (b) Each outstanding Loan and each commitment to extend credit has been solicited and originated and is administered and serviced in all material respects in accordance with the relevant loan documents, Bank United Corp.'s underwriting standards and with all applicable requirements of federal, state and local laws, regulations and rules.

           (c) Except as set forth on Section 4.24(c) of the Bank United Corp. Disclosure Schedule, none of the agreements pursuant to which Bank United Corp. or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

           (d) Each of Bank United Corp. and its Subsidiaries is approved by and is in good standing: (i) as a supervised mortgagee by the Department of Housing and Urban Development ("HUD") to originate and service Title I and Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association ("Ginnie Mae"); (iii) by the Veteran's Administration ("VA") to originate and service VA loans; and (iv) as a seller/servicer by Fannie Mae and the Federal Home Loan Mortgage Corporation ("Freddie Mac") to originate and service conventional residential and multi-family mortgage loans.

           (e) Except for indemnity agreements with any of such persons (a true and complete list of all current such agreements having been previously provided to Washington Mutual), none of Bank United Corp. or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any obligation to indemnify, HUD, Ginnie Mae, VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer loans.

           (f) Each of Bank United Corp. and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including, without limitation, the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices At and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

      4.25 Community Reinvestment Act Compliance. Bank United of Texas is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, "CRA") and has received a CRA rating of "outstanding" from the OTS in its most recent exam, and Bank United Corp. has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in Bank United of Texas failing to be in compliance in all material respects with such provisions or having its current rating lowered.

      4.26 Labor Matters. Neither Bank United Corp. nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Bank United Corp. or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Bank United Corp. or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Bank United Corp.'s knowledge, threatened, nor is Bank United Corp. aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

5.    REPRESENTATIONS AND WARRANTIES OF WASHINGTON MUTUAL

           Washington Mutual hereby represents and warrants to Bank United Corp. as follows:

      5.1 Corporate Organization. Washington Mutual is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Washington Mutual has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on Washington Mutual. Washington Mutual is duly registered as a savings and loan holding company under HOLA. The copies of the Articles of Incorporation and Bylaws of Washington Mutual which have previously been made available to Bank United Corp. are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Washington Mutual Bank, FA is a qualified thrift lender pursuant to Section 10(m) of HOLA and its deposits and insured by the FDIC primarily through the SAIF, to the fullest extent permitted by law. Washington Mutual Bank, FA is a member in good standing of the FHLB of San Francisco.

      5.2 Capitalization. The authorized capital stock of Washington Mutual consists of 1,600,000,000 shares of Washington Mutual Common Stock and 10,000,000 shares of preferred stock, no par value. At the close of business on July 31, 2000, there were 538,875,901 shares of Washington Mutual Common Stock outstanding and no shares of Washington Mutual preferred stock outstanding. As of July 31, 2000, no shares of Washington Mutual Common Stock or Washington Mutual preferred stock were reserved for issuance. All of the issued and outstanding shares of Washington Mutual Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 5.2 of the disclosure schedule of Washington Mutual delivered to Bank United Corp. concurrently herewith (the "Washington Mutual Disclosure Schedule"), (ii) as provided in the Rights Agreement, dated as of October 16, 1990, between Washington Mutual and First Interstate Bank of Washington (as amended and supplemented, the "Washington Mutual Rights Agreement"), and (iii) as set forth elsewhere in this
Section 5.2, Washington Mutual does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Washington Mutual Common Stock or Washington Mutual preferred stock or any other equity securities of Washington Mutual or any securities representing the right to purchase or otherwise receive any shares of

Washington Mutual Common Stock or Washington Mutual preferred stock. The shares of Washington Mutual Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

      5.3   Authority; No Violation.

           (a) Washington Mutual has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby (including the issuance of Washington Mutual Common Stock hereunder) and thereby have been duly and validly approved by the Board of Directors of Washington Mutual and no other corporate proceedings on the part of Washington Mutual are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Washington Mutual and (assuming due authorization, execution and delivery by Bank United Corp.) each constitutes a valid and binding obligation of Washington Mutual, enforceable against Washington Mutual in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

           (b) Except as set forth in Section 5.3(b) of the Washington Mutual Disclosure Schedule, neither the execution and delivery of this Agreement or the Stock Option Agreement by Washington Mutual, nor the consummation by Washington Mutual of the transactions contemplated hereby or thereby, nor compliance by Washington Mutual with any of the terms or provisions hereof or thereof, will
(i) violate any provision of the Articles of Incorporation or Bylaws of Washington Mutual or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in
Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Washington Mutual or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Washington Mutual or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Washington Mutual or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Washington Mutual.

      5.4 Consents and Approvals. Except for (i) the approval of the Merger, the Second Merger and the Association Merger by the OTS, (ii) approval of the listing of the Washington Mutual Common Stock and Washington Mutual PIES to be issued in the Merger on the NYSE, (iii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4,
(iv) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the Certificate of Merger with the DELAWARE Secretary pursuant to the DGCL, (v) the adoption of the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement by the requisite votes of the stockholders of Bank United Corp., (vi) the filing of the Articles of Amendment by Washington Mutual with the Washington Secretary to provide for the terms of the Washington Mutual Preferred Stock, (vii) the consents and approvals set forth in Section 5.4 of the Washington Mutual Disclosure Schedule, and
(viii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to obtain will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Washington Mutual of this Agreement and (B) the consummation by Washington Mutual of the Merger and the other transactions contemplated hereby.

      5.5 Reports. Washington Mutual and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1998 with any Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 5.5 of the Washington Mutual Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of the business of Washington Mutual and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the best knowledge of Washington Mutual, investigation into the business or operations of Washington Mutual or any of its Subsidiaries since January 1, 1997. There is no material unresolved violation, criticism, or exception by any Government Entity with respect to any report or statement relating to any examinations of Washington Mutual or any of its Subsidiaries.

      5.6 Financial Statements. Washington Mutual has previously made available to Bank United Corp. copies of (a) the consolidated balance sheets of Washington Mutual and its Subsidiaries, as of December 31, for the fiscal years 1998 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in Washington Mutual's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Deloitte & Touche, LLP, independent public accountants with respect to Washington Mutual, and (b) the unaudited consolidated balance sheets of Washington Mutual and its Subsidiaries as of March 31, 1999, and March 31, 2000, and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three-month periods then ended, as reported in Washington Mutual's Quarterly Report on Form 10-Q for the period ended March 31, 2000 filed with the SEC under the Exchange Act. Each of the financial statements referred to in this Section
5.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Washington Mutual and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.11 (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Washington Mutual and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

      5.7 Broker's Fees. Except as set forth in Section 5.7 of the Washington Mutual Disclosure Schedule, neither Washington Mutual nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

      5.8 Absence of Certain Changes or Events. Except as publicly disclosed in Washington Mutual Reports (as defined in Section 5.10) filed prior to the date hereof or as set forth in Section 5.8 of the Washington Mutual Disclosure Schedule, since December 31, 1999, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Washington Mutual.

      5.9   Legal Proceedings.

           (a) Neither Washington Mutual nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Washington Mutual's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Washington Mutual or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Washington Mutual.

           (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Washington Mutual, any of its Subsidiaries or the assets of Washington Mutual or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Washington Mutual.

      5.10 Taxes. Except as set forth in Section 5.10 of the Washington Mutual Disclosure Schedule, each of Washington Mutual and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are to the best knowledge of Washington Mutual true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Washington Mutual (in accordance with GAAP) for all Taxes related to such Tax Returns. Except as set forth in Section
5.10 of the Washington Mutual Disclosure Schedule, no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to Washington Mutual or any of its Subsidiaries, and, to the best knowledge of Washington Mutual, there are no material Liens for Taxes upon the assets of either Washington Mutual or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings for which reserves adequate in accordance with GAAP have been provided. Washington Mutual is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      5.11 SEC Reports. Washington Mutual has previously made available to Bank United Corp. an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1999 and prior to the date hereof by Washington Mutual with the SEC pursuant to the Securities Act or the Exchange Act (the "Washington Mutual Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Washington Mutual and its Subsidiaries have timely filed all Washington Mutual Reports and other documents required to be filed by them under the Securities Act and the Exchange Act, and, as of their respective dates, all Washington Mutual Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

      5.12 Compliance with Applicable Law. Except as disclosed in Section 5.12 of the Washington Mutual Disclosure Schedule, Washington Mutual and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Washington Mutual or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Washington Mutual, and neither Washington Mutual nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Washington Mutual.

      5.13  Agreements with Regulatory Agencies. Except as set forth in Section
5.13 of the Washington Mutual Disclosure Schedule, neither Washington Mutual nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.12 of the Washington Mutual Disclosure Schedule, a "Washington Mutual Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or relates to its capital adequacy, its credit policies, its management or its business, nor has Washington Mutual or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

      5.14 Undisclosed Liabilities. Except for those liabilities that are fully reflected on reserved against on the consolidated balance sheet of Washington Mutual included in the Washington Mutual Form 10-Q for the quarter ended March 31, 2000 or for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2000, neither Washington Mutual nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on Washington Mutual.

      5.15 Rights Agreement; Anti-takeover Provisions. Washington Mutual has taken all action (including, if required, redeeming all of the outstanding Rights issued pursuant to the Washington Mutual Rights Agreement or amending or terminating the Washington Mutual Rights Agreement) so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Washington Mutual Rights Agreement or enable or require the Washington Mutual to be exercised, distributed or triggered. The Board of Directors of Washington Mutual has taken all necessary action so that the takeover laws of the Washington Business Corporation Act and any comparable provisions of Washington Mutual's Articles of Incorporation do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby.

      5.16 Washington Mutual Information. The information relating to Washington Mutual and its Subsidiaries to be provided by Washington Mutual to be contained in the Proxy Statement/Prospectus, the S-4 and the CPR Trust Registration Statement, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Bank United Corp. or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

      5.17 Environmental Liability. Except as set forth in Section 5.17 of the Washington Mutual Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably would be expected to result in the imposition, on Washington Mutual or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Washington Mutual, threatened, against Washington Mutual or any of its Subsidiaries, which liability or obligation that would reasonably be expected to have a Material Adverse Effect on Washington Mutual. To the knowledge of Washington Mutual, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Washington Mutual. To the knowledge of Washington Mutual, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property, which would reasonably be expected to have a Material Adverse Effect on Washington Mutual. Neither Washington Mutual nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to have a Material Adverse Effect on Washington Mutual.

      5.18 Opinion of Financial Advisor. Washington Mutual has received the opinion of Lehman Brothers, Inc., dated August 18, 2000, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to Washington Mutual.

      5.19 Community Reinvestment Act Compliance. Each of Washington Mutual subsidiary depository institutions is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of "outstanding" from the OTS in its most recent exam, and Washington Mutual has no knowledge of the existence of any fact or circumstances or set of facts or circumstances which could be reasonably expected to result in any of such institutions failing to be in compliance in all material respects with such provisions or having its current rating lowered.

6.    COVENANTS RELATING TO CONDUCT OF BUSINESS

      6.1 Conduct of Business Prior to the Effective Time. Except as set forth in Section 6.1 or 6.2 of the Bank United Corp. Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Bank United Corp. shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay its ability to obtain any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

      6.2 Bank United Corp. Forbearances. Except as set forth in Section 6.2 of the Bank United Corp. Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Bank United Corp. shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Washington Mutual (which consent shall not be unreasonably withheld):

           (a) adjust, split, combine or reclassify any capital stock; set any record or payment dates for the payment of any dividends or distributions on its capital stock except in the ordinary and usual course of business consistent with past practice; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or except as otherwise permitted by this paragraph (a) or by paragraph (e) grant any stock appreciation rights or grant any individual, corporation, joint venture or other entity any right to acquire any shares of its capital stock, other than (i) regular quarterly cash dividends on Bank United Corp. Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof, provided, however, that no dividend shall be paid by Bank United Corp. on Bank United Corp. Common Stock if Bank United Corp. shall be required to borrow to do so; (ii) in the case of Bank United Corp. and Bank United of Texas series of preferred stock outstanding on the date hereof, cash dividends thereon at the rates set forth in the applicable certificate of incorporation, certificate of designation or supplemental charter for such securities; (iii) dividends paid by any of the Subsidiaries of Bank United Corp. so long as such dividends are only paid to Bank United Corp. or any of its wholly owned Subsidiaries; provided that no such dividend shall cause Bank United of Texas to cease to qualify as a "well capitalized" institution under 12 CFR 565); or issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date hereof or permitted to be issued under this Section 6.2;

           (b) sell, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case that is material to such party, except (i) in the ordinary course of business consistent with past practice or (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Bank United Corp. Disclosure Schedule;

           (c) make any acquisition or investment, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary or agent capacity or pursuant to written contracts or agreements entered into prior to the date hereof (true and correct copies of which have been previously delivered to Washington Mutual)), by merger, consolidation or other business combination, or by contributions to capital; or make any material property transfers or material purchases of any property or assets, in or from any other individual, corporation, joint venture or other entity other than a wholly owned Subsidiary of Bank United Corp., except as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Bank United Corp. Disclosure Schedule;

           (d) enter into, renew or terminate any contract or agreement, other than Loans made in the ordinary course of business, that calls for aggregate annual payments of $500,000 and which is not either (i) terminable at will on 60 days or less notice without payment of a penalty in excess of $50,000 or (ii) has a term of less than one year; or make any material change in any of its leases or such contracts, other than renewals of such contracts or leases for a term of one year or less without material adverse changes to the terms thereof;

           (e) other than general salary increases consistent with past practices for employees or as required by contractual commitments outstanding on the date hereof (provided that any new salary increases resulting from the salary scale adopted prior to the date hereof may be phased in by Bank United Corp. only in accordance with such salary scale increase program), increase in any material respect the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend (other than amendments required by law) or commit itself to any pension, retirement, profit-sharing, severance or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation; provided, that Bank United Corp. may pay a bonus to one or more of the Bank United Corp. employees set forth on Exhibit 6.2 hereto so long as such bonus, in the aggregate, does not exceed the amount set forth across from the applicable employee's name therein;

           (f) authorize or permit any of its officers, directors, employees, representatives or agents (collectively, "Representatives") to directly or indirectly solicit, initiate or encourage any inquiries relating to, or that may reasonably be expected to lead to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such Takeover Proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; provided, however, that, at any time prior to the time its stockholders shall have approved this Agreement and the Merger, Bank United Corp. may, and may authorize and permit its

Representatives to, (i) provide third parties with nonpublic information and participate in discussions and negotiations with any third party in response to a Takeover Proposal which was not solicited subsequent to the date hereof if Bank United Corp.'s Board of Directors, after consulting with its financial advisers and outside counsel, has determined in its reasonable good faith judgment that such action is necessary to comply with its fiduciary duties under applicable law and (ii) the Bank United Corp. Board of Directors may take the actions described in the proviso in the second sentence of Section 7.3(b) as permitted thereby; provided, further, however, that nothing contained in this Agreement shall prevent Bank United Corp. or the Bank United Corp. Board of Directors from (A) complying with Rule 14e-3 promulgated under the Exchange Act or (B) making any disclosure to the holders of the Bank United Corp. Capital Stock required by applicable law. Bank United Corp. shall (i) advise Washington Mutual orally (within one day) and in writing (as promptly as practicable thereafter) of the receipt after the date hereof of any Takeover Proposal by it or by any of its Subsidiaries or any of its Representatives and (ii) unless its Board of Directors, after consulting with its financial advisers and outside counsel, has determined in its reasonable good faith judgment that it cannot take such action if it is to comply with its fiduciary duties under applicable law, inform Washington Mutual orally and in writing, as promptly as practicable after the receipt thereof, of the material terms and conditions of any such Takeover Proposal (including the identity of the party making such inquiry or proposal) and shall keep Washington Mutual informed of the status (including any changes in the material terms and conditions) thereof. Bank United Corp. shall not furnish any nonpublic information to any other party pursuant to this
Section 6.2(f) except pursuant to the terms of a confidentiality agreement on customary terms as advised by its outside legal counsel. Bank United Corp. will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Washington Mutual with respect to any Takeover Proposal and require the return (or if permitted by the terms of the applicable confidentiality agreement, the destruction) of all confidential information previously provided to such parties. As used in this Agreement, "Takeover Proposal" shall mean any inquiry, proposal or offer relating to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Bank United Corp. or any of its Subsidiaries or the acquisition in any manner of 25% or more of the voting stock or equity, or 25% or more of the consolidated assets, of Bank United Corp. or any of its Subsidiaries, other than the transactions contemplated by this Agreement;

           (g) make any capital expenditures in excess of (A) $300,000 per project or related series of projects or (B) $1,800,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

           (h) except in the ordinary course of business, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility;

           (i) except for Loans or commitments for Loans that have previously been approved by Bank United Corp. prior to the date of this Agreement, (A) make or acquire any Loan or issue a commitment for any Loan (1) except for Loans and commitments that are made in the ordinary course of business consistent with past practice or (2) with a principal balance above $10,000,000, other than with the prior consent of Washington Mutual, which consent will not be unreasonably withheld (the parties hereby agreeing to work in a cooperative manner to establish procedures by which such consent will be provided in order to ensure that this consent process does not materially interfere with the continued operations of Bank United Corp. in the ordinary course of business consistent with past practice); (B) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any Loan or commitment for any Loan with a principal balance in excess of $1,000,000; or (C) agree to guarantee the obligations of any person other than any wholly owned Subsidiary of Bank United Corp.;

           (j) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business;

           (k) settle any claim, action or proceeding involving monetary damages, except in the ordinary course of business consistent with past practice, or agree or consent to the issuance of any injunction, decree, order or judgment restricting its business or operations;

           (l) amend its certificate of incorporation, bylaws or similar governing documents;

           (m) except in the ordinary course of business consistent with past practice, materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

           (n) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) hedging its loan positions or commitments;

           (o) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section
8.1 or 8.2 not being satisfied or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

           (p) make any changes in its accounting methods, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by Bank United Corp.'s independent public accountants;

           (q) enter into any securitizations of any loans or create any special purpose funding entity;

           (r) settle or compromise any material Tax liability of Bank United Corp. or any of its Subsidiaries or, except in the ordinary course of business consistent with past practice, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes of Bank United Corp. or any of its Subsidiaries ; or

           (s) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

      6.3 No Fundamental Washington Mutual Changes. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Washington Mutual shall not, without the prior written consent of Bank United Corp. (which consent shall not be unreasonably withheld), (i) amend its articles of incorporation or bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Bank United Corp. Capital Stock, (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8.1 or 8.3 not being satisfied or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable law, or (iii) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

7.    ADDITIONAL AGREEMENTS

      7.1   Regulatory Matters.

           (a) Washington Mutual and Bank United Corp. shall promptly prepare and file with the SEC the Proxy Statement/Prospectus and the S-4. Each of Washington Mutual and Bank United Corp. shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Bank United Corp. shall thereafter mail the Proxy Statement/Prospectus to its stockholders.

           (b) Bank United Corp. shall promptly prepare and cause the CPR Trust to file with the SEC the CPR Trust Registration Statement (except to the extent the CPR Certificates can be registered under applicable law, and are registered, on the S-4). Bank United Corp. shall use reasonable best efforts to have the CPR Trust Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (except to the extent the CPR Certificates can be registered under applicable law, and are registered, on the S-4), and to cause the Trust Agreement to be qualified under the Trust Indenture Act of 1939, as amended, including the rules and regulations thereunder (the "Trust Indenture Act"), if required by applicable law.

           (c) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

           (d) Washington Mutual and Bank United Corp. shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Washington Mutual, Bank United Corp. or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

           (e) Washington Mutual and Bank United Corp. shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 8.1(c) below) will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

      7.2   Access to Information.

           (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Bank United Corp. shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Washington Mutual access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Bank United Corp. and its Subsidiaries, and, during such period, Bank United Corp. shall, and shall cause its Subsidiaries to, make available to Washington Mutual (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Bank United Corp. is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither Bank United Corp. nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business consistent with past practice. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

           (b) During the 30-day period prior to the Closing and from time to time after the date of this Agreement upon Bank United Corp.'s reasonable request, Bank United Corp. and its Representatives shall have a reasonable opportunity to conduct an update of their due diligence review of Washington Mutual and its Subsidiaries. In order to permit such due diligence update, upon reasonable notice and subject to applicable laws relating to the exchange of information, and in a manner not unreasonably disruptive to the operation of the business of

Washington Mutual and its Subsidiaries, Washington Mutual shall afford Bank United Corp. and its Representatives reasonable access, during normal business hours during such 30-day period or upon such reasonable request, to all its properties, books, contracts and records relating to the assets, stock ownership, properties, obligations, operations and liabilities of Washington Mutual and its Subsidiaries, and to its officers, employees, accountants, counsel and other representatives, in all cases in which Bank United Corp. may have a reasonable interest. Washington Mutual and its Subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of Washington Mutual or any of its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business consistent with past practice. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

           (c) Washington Mutual and Bank United Corp. shall hold all information furnished by the other party or any of its Subsidiaries or representatives pursuant to Section 7.2(a) or (b) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement(s), dated March 23, 2000, between Washington Mutual and Bank United Corp. (the "Confidentiality Agreement(s)").

           (d) No investigation by either of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

      7.3 Stockholder Approval. Bank United Corp. shall duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger; provided, however, that Bank United Corp. shall not be required to convene and hold such meeting at any time substantially earlier than the time when Washington Mutual anticipates receiving all requisite regulatory approvals for the Merger. Bank United Corp. shall, through its Board of Directors, recommend to its stockholders approval of the Merger; provided, however, that this
Section 7.3 shall not prohibit accurate disclosure by Bank United Corp. of information that is required in the Proxy Statement/Prospectus or any other document required to be filed with the SEC (including without limitation a disclosure statement on Schedule 14D-9) or otherwise required by applicable law or regulation or the rules of The Nasdaq Stock Market to be publicly disclosed; provided, further, however, that Bank United Corp. may withdraw or modify such recommendation to the extent that its Board of Directors, after consulting with its financial advisers and outside counsel, has determined in its reasonable good faith judgment that such action is necessary to comply with its fiduciary duties under applicable law. In the event that the Board of Directors of Bank United Corp. withdraws or modifies its recommendation in accordance with the preceding sentence, the Board shall nevertheless submit this Agreement and the Merger to its stockholders for approval.

      7.4   Legal Conditions to Merger.

           (a) Subject to the terms and conditions of this Agreement, each of Washington Mutual and Bank United Corp. shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Bank United Corp. or Washington Mutual or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

           (b) Subject to the terms and conditions of this Agreement, each of Washington Mutual and Bank United Corp. agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Washington Mutual or Bank United Corp. is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Section 8 hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

      7.5 Affiliates. Bank United Corp. shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Bank United Corp. to deliver to Washington Mutual, as soon as practicable after the date of this Agreement, and in any event prior to the date of the stockholders meeting called by Bank United Corp. pursuant to Section 7.3 hereof, a written agreement, in the form and substance reasonably satisfactory to Washington Mutual, relating to required transfer restrictions on the Washington Mutual Common Stock received by them in the Merger pursuant to Rule 145.

      7.6 Stock Exchange Listing. Washington Mutual shall use its best efforts to cause the shares of Washington Mutual Common Stock and the Washington Mutual PIES to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

      7.7   Employees; Employee Benefit Plans.

           (a) From and after the Effective Time, the benefits to be provided to employees of Bank United Corp. and its Subsidiaries as of the Effective Time ("Covered Employees") shall be the benefit plans and programs provided to similarly situated employees of Washington Mutual. Washington Mutual shall, from and after the Effective Time, (i) comply with the Plans and other contractual commitments of Bank United Corp. to its current and former employees in accordance with their terms and honor all employee benefit obligations to current and former employees of Bank United Corp. and its Subsidiaries under the Plans or the applicable contractual commitment, (ii) provide Covered Employees credit for the most recent period of uninterrupted service (including any bridging or prior service credit, without regard to whether there has been an interruption in service, solely to the extent provided by Bank United Corp. and its Subsidiaries as of the date hereof) with Bank United Corp. or any of its Subsidiaries (and their predecessors) prior to the Effective Time for all purposes under employee benefit plans of Washington Mutual or its Subsidiaries (other than Washington Mutual's noncontributory cash balance defined benefit pension plan), (iii) permit each Covered Employee which was a participant in the Bank United
Corp. 401(k) plan (the "401(k) Plan") immediately prior to the Closing Date to commence participation in the Washington Mutual, Inc. 401(k) plan on the Closing Date, (iv) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Plans) and eligibility waiting periods under group health plans of Washington Mutual to be waived with respect to Covered Employees (and their eligible dependents) who become participants in such group health plans and
(v) use reasonable efforts to give credit for or otherwise take into account the out-of-pocket expenses and annual expense limitations paid by each Covered Employee under the comparable Plans for the year in which the Effective Time occurs. From and after the Effective Time, Washington Mutual shall honor all vacation and paid time off of the Covered Employees accrued as of the Effective Time, in accordance with the Bank United Corp. policy as in effect on the date hereof. From and after the Effective Time, a Covered Employee who is terminated (as defined in the applicable Bank United Corp. severance plan or policy as in effect immediately prior to the Effective Time) during the period commencing at the Effective Time and ending on the 12-month anniversary thereof shall be entitled to receive the severance payments and benefits under the applicable Bank United Corp. severance plan or policy as in effect on the date hereof (without amendment on or after the Effective Time). Except as otherwise prohibited under this Section 7.7, nothing in this Section 7.7 shall be interpreted as preventing Washington Mutual or its Subsidiaries from amending, modifying or terminating any Plans or other contracts, arrangements, commitments or understandings, in a manner consistent with their terms and applicable law.

           (b) Subject to applicable law and the amendment provisions of the 401(k) Plan, Bank United Corp. agrees to amend the 401(k) Plan prior to the Effective Time so that (i) participant loans are no longer available as of the Effective Time, (ii) discretionary matching contributions on participant contributions made after the Effective Time shall not exceed 100% of such participant's contributions not in excess of three percent of each participant's considered compensation, (iii) on and after the Effective Time, employees shall first become participants in the 401(k) Plan only after completing one year of active service with the plan sponsor and its related entities, and (iv) effective as of the Effective Time, the vesting schedule shall be revised to conform to the following: (A) less than two years vesting service = 0% vested;
(B) two years vesting service = 25% vested; (C) three years vesting service = 50% vested; (D) four years vesting service = 75% vested; and
(E) five or more years vesting service = 100% vested. Bank United Corp. agrees that the plan does not currently provide, and will not be amended to provide, benefit distribution options other than lump sum distributions with respect to any portion of a participant's account attributable to service with Bank United Corp.

      7.8   Indemnification; Directors' and Officers' Insurance.

           (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of Bank United Corp. or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Bank United Corp., any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise (a list of which with respect to the directors, officers or employees of Bank United Corp. or any of its Subsidiaries as of the date of this Agreement is set forth in Section 7.8(a) of the Bank United Corp. Disclosure Schedule) or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate in connection with defending against and responding to such proceedings. It is understood and agreed that after the Effective Time, Washington Mutual shall indemnify and hold harmless, as and to the fullest extent permitted by the corporate governance documents of Bank United Corp. or its Subsidiaries as of the date hereof and by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Parry to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by the DGCL, from such Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time) (collectively, "Claims"), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Washington Mutual; provided, however, that (1) Washington Mutual shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (2) Washington Mutual shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by the corporate governance documents of Bank United Corp. or its Subsidiaries or applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Washington Mutual thereof, provided that the failure to so notify shall not affect the obligations of Washington Mutual under this Section 7.8 except (and only) to the extent such failure to notify materially prejudices Washington Mutual.

           (b) Without limiting any of the obligations under paragraph (a) of this Section 7.8, Washington Mutual agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Bank United Corp.'s Certificate of Incorporation or Bylaws or in the similar governing documents of any of Bank United Corp.'s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto; provided, however, that nothing contained in this Section 7.8(b) shall be deemed to preclude the liquidation, consolidation or merger of Bank United Corp. or any Subsidiary thereof, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Washington Mutual. Nothing contained in this Section 7.8(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in Washington Mutual's Articles of Incorporation or Bylaws or the similar governing documents of any of Washington Mutual's Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

           (c) Washington Mutual shall use its best efforts to cause the persons serving as officers and directors of Bank United Corp. immediately prior to the Effective Time to be covered for a period of six (6) years from the Closing Date by the directors' and officers' liability insurance policy or policies maintained by Washington Mutual (provided that Washington Mutual's policy or policies provide at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Bank United Corp. than the terms and conditions of the existing directors' and officers' liability insurance policy of Bank United Corp., and provided further that in no event will Washington Mutual be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Bank United Corp. for such insurance (the "Insurance Amount"), and further provided, that if Washington Mutual is unable to maintain or obtain the insurance called for by this Section 7.8(c) as a result of the preceding proviso, Washington Mutual shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such. The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      7.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Washington Mutual and a Subsidiary of Bank United Corp.) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Washington Mutual.

      7.10 Advice of Changes. Washington Mutual and Bank United Corp. shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

      7.11  Subsequent Interim and Annual Financial Statements.

           (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth quarter of a fiscal year) or 90 days after the end of each fiscal year ending after the date of this Agreement, each party will deliver to the other party its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as the case may be, as filed with the SEC under the Exchange Act.

           (b) As soon as reasonably practicable and as soon as they are available, but in no event more than 30 days, after the end of each calendar month ending after the date of this Agreement, Bank United Corp. shall furnish to Washington Mutual (i) consolidated and consolidating financial statements (including balance sheet, statement of operations and stockholders' equity) of Bank United Corp. and each of its Subsidiaries as of and for such month then ended, (ii) servicing reports regarding cash flows, delinquencies and foreclosures on asset pools serviced or master serviced by Bank United Corp. or any of its Subsidiaries, and (iii) any internal management reports relating to the foregoing. All information furnished by Bank United Corp. to Washington Mutual pursuant to this Section 7.11(b) shall be held in confidence by Washington Mutual to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement(s).

      7.12 CPR Trust. Bank United Corp. agrees to (i) take all actions necessary to cause the CPR Trust to be formed prior to the Effective Time and to be operated in accordance with the Trust Agreement and (ii) execute the Commitment (as defined in Section 8.2) and perform its obligations thereunder. In addition, Bank United Corp. agrees to take all actions necessary to cause the issuance of the CPR Certificates by the CPR Trust to Bank United Corp. and the distribution of such CPR Certificates to the holders of Bank United Corp. Common Stock prior to the Effective Time pursuant to the merger described in
Section 7.15. Except as set forth in this Section 7.12, the terms of the CPR Trust and the CPR Certificates shall be as set forth in the Trust Agreement. Bank United Corp. agrees to cause the CPR Trust immediately prior to the Effective Time to deliver to Washington Mutual a number of CPR Certificates sufficient for the delivery of CPR Certificates required by Section 2.8. Washington Mutual hereby agrees to honor and perform the obligations of Bank United Corp. under both the Trust Agreement and the Commitment on and after the Effective Time.

      7.13 Reorganization. Neither Washington Mutual nor Bank United Corp. shall take, or cause or permit any of its Subsidiaries to take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      7.14 Exemption from Liability Under Section 16(b). Assuming that Bank United Corp. delivers to Washington Mutual the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Washington Mutual, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Bank United Corp. Insiders (as defined below) of Washington Mutual Common Stock in exchange for shares of Bank United Corp. Common Stock, and of options to purchase Washington Mutual Common Stock upon conversion of Bank United Corp. Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Bank United Corp. to Washington Mutual prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all respects regarding the Bank United Corp. Insiders, the number of shares of Bank United Corp. Common Stock held by each such Bank United Corp. Insider and expected to be exchanged for Washington Mutual Common Stock in the Merger, and the number and description of the Bank United Corp. Options held by each such Bank United Corp. Insider and expected to be converted into options to purchase shares of Washington Mutual Common Stock in connection with the Merger. "Bank United Corp. Insiders" shall mean those officers and directors of Bank United Corp. who are subject to the reporting requirements of
Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

      7.15 Merger. Prior to the Effective Time, Bank United Corp. shall form a new wholly owned Subsidiary and shall merge such Subsidiary with and into Bank United Corp., with the surviving corporation being Bank United Corp. In connection with such merger and prior to the Effective Time, Bank United Corp. shall cause the CPR Trust to issue the CPR Certificates to Bank United Corp. as provided in Section 7.12. In such merger, (i) each share of Bank United Corp. Common Stock shall be converted into the right to receive (A) one share of Bank United Corp. Common Stock and (B) one CPR Certificate, and each share of stock of such wholly owned Subsidiary shall be cancelled without consideration and
(ii) each of the Bank United Corp. PIES shall be adjusted in accordance with the terms thereof to provide for the purchase of shares of Bank United Corp. Common Stock and associated CPR Certificates reflecting the terms specified in clause
(i) above.

8.    CONDITIONS PRECEDENT

      8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

           (a) Stockholder Approval. The agreement of merger contained in this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Bank United Corp. entitled to vote thereon.

           (b) NYSE Listing. The shares of Washington Mutual Common Stock and the Washington Mutual PIES which shall be issued to the holders of Bank United Corp. Capital Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

           (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

           (d) S-4 Effectiveness. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

           (e) CPR Trust Registration Statement Effectiveness; Trust Indenture Act. The CPR Trust Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the CPR Trust Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC (except to the extent the CPR Certificates can be registered under applicable law, and are registered, on the S-4). If required by applicable law, the Trust Agreement shall have been duly qualified under the Trust Indenture Act.

           (f) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

      8.2 Conditions to Obligations of Washington Mutual. The obligations of Washington Mutual to effect the Merger are also subject to the satisfaction or waiver by Washington Mutual at or prior to the Effective Time of the following conditions:

           (a) Representations and Warranties. The representations and warranties of Bank United Corp. set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 4.2(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Bank United Corp. Washington Mutual shall have received a certificate signed on behalf of Bank United Corp. by the Chief Executive Officer and Chief Financial Officer of Bank United Corp. to the foregoing effect.

           (b) Performance of Obligations of Bank United Corp. Bank United Corp. shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Washington Mutual shall have received a certificate signed on behalf of Bank United Corp. by the Chief Executive Officer and the Chief Financial Officer of Bank United Corp. to such effect.

           (c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on Bank United Corp., the Surviving Company or Washington Mutual.

           (d) Director Resignations. Washington Mutual shall have received resignations from each director of Bank United Corp. and each of its Subsidiaries.

           (e) CPR Trust. Prior to the Effective Time, Bank United Corp. shall have established the CPR Trust and shall have caused the issuance of the CPR Certificates by the CPR Trust to Bank United Corp. and the distribution of the CPR Certificates to the holders of Bank

United Corp. Common Stock pursuant to the merger described in Section 7.15 as required by Section 7.12.

           (f) Commitment. Prior to the Effective Time, Bank United Corp. shall have executed and delivered a Commitment Agreement substantially in the form of Exhibit 8.2(f) hereto (the "Commitment").

           (g) Merger. Prior to the Effective Time, Bank United Corp. shall have formed a new wholly owned Subsidiary and shall have merged such Subsidiary with and into Bank United Corp. as required by Section 7.15.

           (h) Dissenting Shares. The aggregate number of Dissenting Shares shall not constitute more than 10% of all outstanding Bank United Corp. Common Stock.

           (i) Federal Tax Opinion. Washington Mutual shall have received an opinion of Gibson, Dunn & Crutcher LLP, special counsel to Washington Mutual, dated the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code and (ii) Washington Mutual and Bank United Corp. will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Gibson, Dunn & Crutcher LLP may require and rely upon written representations from Bank United Corp., Washington Mutual and stockholders of Bank United Corp.

      8.3 Conditions to Obligations of Bank United Corp. The obligation of Bank United Corp. to effect the Merger is also subject to the satisfaction or waiver by Bank United Corp. at or prior to the Effective Time of the following conditions:

           (a) Representations and Warranties. The representations and warranties of Washington Mutual set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Washington Mutual. Bank United Corp. shall have received a certificate signed on behalf of Washington Mutual by the chief Executive Officer and the Chief Financial Officer of Washington Mutual to the foregoing effect.

           (b) Performance of Obligations of Washington Mutual. Washington Mutual shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Bank United Corp. shall have received a certificate signed on behalf of Washington Mutual by the Chief Executive Officer and the Chief Financial Officer of Washington Mutual to such effect.


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


           (c) Commitment. Washington Mutual shall have executed and delivered an agreement providing for the assignment by Bank United Corp. and the assumption by Washington Mutual of the Commitment as of the Effective Time, which agreement shall be in form and substance satisfactory to Washington Mutual and Bank United Corp.

           (d) Federal Tax Opinion. Bank United Corp. shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Bank United Corp., dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a"reorganization" within the meaning of Section 368(a) of the Code and that, accordingly, (A) no gain or loss will be recognized by Bank United Corp. as a result of the Merger and (B) no gain or loss will be recognized by a stockholder of Bank United Corp. who receives shares of Washington Mutual Common Stock in exchange for shares of Bank United Corp. Common Stock, except (x) with respect to cash received in lieu of any fractional share interest in Washington Mutual Common Stock and (y) for gain that may be recognized in an amount not exceeding the fair market value at the Effective Time of such stockholder's CPR Certificates (which represent such stockholder's share of the Commitment Amount (as defined in the Commitment)), and (ii) the CPR Trust will not itself be subject to any material federal income taxes. In rendering its opinion, such counsel may require and rely upon representations contained in letters from Bank United Corp., Washington Mutual and stockholders of Bank United Corp. The foregoing opinion will not apply to stock holders or persons receiving Washington Mutual Common Stock or CPR Certificates as compensation.

9.    TERMINATION AND AMENDMENT

      9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

           (a) by mutual consent of Washington Mutual and Bank United Corp. in a written instrument, if the Board of Directors of each so determines;

           (b) by either Washington Mutual or Bank United Corp. if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or
(ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

           (c) by either Washington Mutual or Bank United Corp. if the Effective Time shall not have occurred on or before March 31, 2001, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided, however, if the failure of the Effective Time to occur by March 31, 2001 is solely due to the failure to satisfy the condition set forth in Section 8.1(c), then the termination right set forth in this Section 9.1(c) shall not be exercisable until June 30, 2001;

           (d) by either Washington Mutual or Bank United Corp. (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 8 hereof;

           (e) by either Washington Mutual or Bank United Corp. if any approval of the stockholders of Bank United Corp. contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

           (f) by the Board of Directors of Washington Mutual, if the Board of Directors of Bank United Corp. shall have failed to recommend the Merger, or shall have withdrawn, modified or changed in a manner adverse to Washington Mutual its approval;

           (g) by the Board of Directors of Washington Mutual if a tender offer or exchange offer for 25% or more of the outstanding shares of Bank United Corp. Common Stock is commenced (other than by Washington Mutual or a Subsidiary thereof), and the Board of Directors of Bank United Corp. recommends that the stockholders of Bank United Corp. tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within 10 Business Days after the commencement thereof (which, in the case of an exchange offer, shall be the effective date of the registration statement relating to such exchange offer);

           (h) by Washington Mutual if a Subsequent Triggering Event (as defined in the Stock Option Agreement) has occurred;

           (i) by Washington Mutual if a Material Adverse Change (as defined below) has occurred with respect to Bank United Corp.; or

           (j) by Bank United Corp. if a Material Adverse Change has occurred with respect to Washington Mutual.

           As used in this Agreement, the term "Material Adverse Change" means, with respect to Bank United Corp. or Washington Mutual, as the case may be, a material adverse change since June 30, 2000, in the business, results of operations, financial condition or prospects of such party and its Subsidiaries taken as a whole; provided, however, that in determining whether a Material Adverse Change has occurred, there shall be excluded any change in the referenced party the cause of which is (i) any change in banking, savings association and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (iii) announcement of this Agreement or any action or omission of Bank United Corp. or Washington Mutual or any Subsidiary of either of them taken in accordance with this Agreement or with the prior written consent of Washington Mutual or Bank United Corp., as applicable, in


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


contemplation of the transactions contemplated by this Agreement and (iv) any changes in general economic conditions affecting banks, savings associations, or their holding companies generally, provided that the effect of such changes described in this clause (iv) (including, without limitation, changes in the interest rates) shall not be excluded to the extent of the disproportionate impact (if any) they have on such person.

      9.2   Effect of Termination.

           (a) In the event of termination of this Agreement by either Washington Mutual or Bank United Corp. as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Washington Mutual, Bank United Corp., any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Washington Mutual nor Bank United Corp. shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

           (b) If this Agreement is terminated (A) by Washington Mutual pursuant to Section 9.1(f) if the failure to recommend or the withdrawal, modification or change of recommendation forming the basis for such termination occurs after a bona fide Takeover Proposal shall have been made known to the Board of Directors of Bank United Corp. or shall have been publicly disclosed to Bank United Corp.'s stockholders, or any person or entity shall have made known to the Board of Directors of Bank United Corp., or otherwise publicly disclosed, a bona fide intention (whether or not conditional) to make a Takeover Proposal or pursuant to Section 9.1(g), (B) by Washington Mutual pursuant to Section 9.1(h), or (C) by Washington Mutual pursuant to Section 9.1(d) if the breach giving rise to such termination was willful and, at or prior to such willful violation forming the basis for such termination, a bona fide Takeover Proposal shall have been made known to the Board of Directors of Bank United Corp. or shall have been publicly disclosed to Bank United Corp.'s stockholders, or any person or entity shall have made known to the Board of Directors of Bank United Corp., or otherwise publicly disclosed, a bona fide intention (whether or not conditional) to make a Takeover Proposal, and regardless of whether such Takeover Proposal shall have been rejected by Bank United Corp. or withdrawn prior to the time of such termination, then in any such case Bank United Corp. shall pay to Washington Mutual, upon Washington Mutual's written request, a termination fee of $15 million (the "Initial Termination Fee"). In addition, if (x) within 15 months of any such termination described in the preceding sentence that gave rise to an obligation to pay the Initial Termination Fee or (y) within 15 months after this Agreement is terminated by Washington Mutual or Bank United Corp. pursuant to Section 9.1(e) because of a failure to obtain the required approval of the stockholders of Bank United Corp. after a bona fide Takeover Proposal for Bank United Corp. shall have been publicly disclosed, or any person or entity shall have publicly disclosed a bona fide intention (whether or not conditional) to make a Takeover Proposal, (1) Bank United Corp. shall have entered into a definitive agreement with respect to, or consummated a transaction contemplated in, a Takeover Proposal or (2) a Repurchase Event (as defined in the Option Agreement) shall have occurred, then (a) in the case of clause (x) above, Bank United Corp. shall pay to Washington Mutual, upon Washington Mutual's written request, an additional termination fee equal to $37 million (the "Subsequent Termination Fee" and together with the Initial Termination Fee, the "Termination Fee") or (b) in the case of clause (y) above, Bank United Corp. shall pay to Washington Mutual, upon Washington Mutual's written request, the entire Termination Fee equal to $52 million. Washington Mutual shall not be entitled to either the Initial Termination Fee or the Subsequent Termination Fee or the Termination Fee if Washington Mutual has exercised all or any part of the Option.

           (c) Any Termination Fee that becomes payable pursuant to
Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Washington Mutual within one Business Day following the receipt by Bank United Corp. of a written request from Washington Mutual for payment of such Termination Fee. Notwithstanding the foregoing, in no event shall Bank United Corp. be obligated to pay any such fees to Washington Mutual if immediately prior to the termination hereof Bank United Corp. was entitled to terminate this Agreement pursuant to Section 9.1(d).

           (d) Bank United Corp. and Washington Mutual agree that the agreements contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreements Washington Mutual would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Bank United Corp. fails to pay Washington Mutual the amounts due under paragraph (b) above within the time periods specified in paragraph (c) above, Bank United Corp. shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Washington Mutual in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of The Chase Manhattan Bank from the date such amounts were required to be paid.

      9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Bank United Corp.; provided, however, that after any approval of the transactions contemplated by this Agreement by Bank United Corp.'s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Bank United Corp. stockholders hereunder other than as contemplated by this Agreement or which negatively impacts the intended tax treatment of the holders of Bank United Corp. Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the


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


part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.   GENERAL PROVISIONS

      10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

      10.2 Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither Washington Mutual nor Bank United Corp. shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

      10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)   if to Washington Mutual, to:

                 Washington Mutual
                 1201 Third Avenue, 15th Floor
                 Seattle, WA  98101
                 Fax:  (206) 461-5739
                 Attn:  James Fitzgerald

           and:

                 Washington Mutual
                 1201 Third Avenue, 15th Floor
                 Seattle, WA  98101
                 Fax:  (206) 461-5739
                 Attn:  Fay Chapman


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


           with a copy to:

                 Heller Ehrman White & McAuliffe
                 701 Fifth Avenue, Suite 6100
                 Seattle, WA  98104
                 Fax:  (206) 447-0849
                 Attn:  Bernard L. Russell

           (b)   if to Bank United Corp., to:

                 Bank United Corp.
                 3200 Southwest Freeway, Suite 2600
                 Houston, TX  77027
                 Fax:  (713) 543-7744
                 Attn:  Jonathon K. Heffron

                 with a copy to:

                 Wachtell, Lipton, Rosen & Katz
                 51 West 52nd Street
                 New York, New York 10019
                 Fax:  (212) 403-2000
                 Attn:  Craig M. Wasserman, Esq.

      10.4 Interpretation. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Bank United Corp., Washington Mutual or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

      10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.


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


      10.6 Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement(s).

      10.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law or the DGCL are applicable).

      10.8 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     10.9 Publicity. Washington Mutual and Bank United Corp. shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE (in the case of Washington Mutual) or The Nasdaq Stock Market (in the case of Bank United Corp.). Without limiting the reach of the preceding sentence, Washington Mutual and Bank United Corp. shall cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Bank United Corp. and its Subsidiaries shall (a) consult with Washington Mutual regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Washington Mutual with shareholder lists of Bank United Corp. and (c) allow and facilitate Washington Mutual contact with shareholders of Bank United Corp. and other prospective investors.


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


      10.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            IN WITNESS WHEREOF, Washington Mutual and Bank United Corp. have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

                                    WASHINGTON MUTUAL, INC.


                                    By:  /s/ JAMES B. FITZGERALD
                                             James Fitzgerald
                                             Senior Vice President

                                    BANK UNITED CORP.


                                    By:  /s/ JONATHON K. HEFFRON
                                            Jonathon K. Heffron
                                            Executive Vice President







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